Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDICAL CARE TECHNOLOGIES INC. PROVIDES CORPORATE UPDATE

LONDON, ENGLAND – January 8, 2010 – Medical Care Technologies Inc. (OTCBB: MDCE) would like to provide its shareholders with a corporate update.

On October 6, 2009, MDCE entered into a non-binding Letter of Intent with Great Union Corporation, (“GUC”) a Hong Kong corporation, with the intent to acquire ownership of certain medical care products developed by GUC.

According to the LOI, MDCE will then complete the acquisition of these assets by issuing 57,300,000 to GUC, or GUC’s designees.

GUC is a company holding assets associated with the development and maintenance of secure information systems which increase access to medical resources services, education and wellness, pharmaceutical and nutriceutical products.  Patricia Traczykowski, President of MDCE is pleased to provide an update of the Company’s progress and recent corporate activities, as the Company moves from the oil and gas industry, into medical care technologies.

For the upcoming year the Company plans to focus on MDCE’s new business strategy: which is to commercialize the medical care technologies it anticipates acquiring through strategic alliances with leading, world class players in the health industry and it is our strategy to provide expertise in pharmaceutical and nutriceutical product development, in order to gain brand and market acceptance with established sales and distribution channels. This strategy is intended to secure revenues, optimize cash flow and protect intellectual property rights through unique profit sharing partnerships as well as minimize capital and operational expenditures.

Patricia Traczykowski, President of MDCE states, “We have set near term goals to imminently complete the acquisition and close the deal with GUC.  This will lead MDCE to commercialization partnerships for GUC’s technologies and for each of its three divisions: Medical Devices, Pharmaceuticals and Nutriceuticals, in an effort to create the best possible value for our shareholders.”

Subsequently, on October 13, 2009, the Company filed Articles of Merger with the Nevada Secretary of State to effect a merger with its wholly owned subsidiary, Medical Care Technologies Inc. and assume the subsidiary’s name.  The subsidiary was incorporated entirely for the purpose of effecting this name change and the merger did not affect the Company’s Articles of Incorporation or corporate structure in any other way.  In conjunction with the name change the Company has also been granted a new trading symbol.  The Company’s new trading symbol is: MDCE.

Subject to the execution of a definitive agreement and fulfillment of other conditions laid out in the agreement, MDCE’s current President, CEO and director, Patricia Traczykowski, shall resign from these positions to allow the Company to grow into the space of medical care technologies.

About Medical Care Technologies Inc.

Medical Care Technologies Inc. (www.medicaretech.com) is traded under the symbol MDCE on the OTCBB and is based in London, England.  The Company is in the process of moving its portfolio of oil resources into medical care technologies.  The products/services that the company hopes to acquire are intended will constitute a healthcare delivery and wellness site; dedicated to helping Asian consumers live healthier, more balanced lives.  MDCE is planning to provide advanced connectivity, internationally standardized and secure business, technology and information systems to assist the Asian health industry - physicians, pharmacists, medical institutions, consumers – access medical resources, health services, education, wellness and pharmaceutical products throughout Asia. MDCE is planning to distribute and provide services at a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Nutriceuticals.

Further information on the Company can be found at www.sec.gov and the company’s website at www.medicaretech.com

Safe Harbor Statement

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: MDCE’s products, services, capabilities, performance, opportunities, development and business outlook, guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; and other potential sources of additional revenue. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing MDCE’s products and services, ability to deploy MDCE’s services and products, market acceptance of our products and services; operational difficulties relating to combining acquired companies and businesses; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and healthcare and pharmaceutical industries, and our ability to attract and retain qualified personnel. Other risks and uncertainties may include, but are not limited to: lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the global economy, and compliance with federal and state regulatory requirement.  Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.  There can be no assurance that the acquisition of GUC’s assets will close.  MDCE must issue 57,300,000 shares of its common stock to GUC, or GUC’s designees in order to close the acquisition. Accounting for the anticipates cancelation of 57,300,000 shares by Patricia Traczykowski, EMDCE will have 98,900,000 shares of it common stock issued and outstanding upon the closing of the acquisition.

For Further Information:

Ezra Smith

C. Jones Consulting, Inc.

Tel: (727) 771-9500

Fax: (727) 771-9545

Email: cjones@cjonesconsulting.com

Web: www.cjonesconsulting.com